Exhibit 10.2

FIRST AMENDMENT TO

THE WENDY’S COMPANY 2020 OMNIBUS AWARD PLAN

This First Amendment (this “Amendment”) to the Plan (as defined below) is adopted by the Board as of the 1st day of April, 2026, subject to and effective upon stockholder approval.

WHEREAS, The Wendy’s Company (the “Company”) has adopted The Wendy’s Company 2020 Omnibus Award Plan (the “Plan”);

WHEREAS, the Compensation and Human Capital Committee and the Performance Compensation Subcommittee of the Board have determined that it is advisable and in the best interests of the Company and its stockholders to amend the Plan, and have recommended to the Board that the Board amend the Plan, subject to stockholder approval;

WHEREAS, the Board may amend the Plan pursuant to Section 13(a) of the Plan, provided that stockholder approval is required for certain types of amendments; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Plan as set forth below.

NOW THEREFORE, BE IT RESOLVED, that

1.	Section 5(b) of the Plan is hereby amended and restated in its entirety to read as follows:

“(b) Share Reserve. Subject to adjustment as provided in Section 5(c) and Section 12 of the Plan, 50,500,000 shares of Common Stock shall be available for all Awards under the Plan, less one (1) share for every one (1) share that was subject to an option or stock appreciation right granted after March 1, 2020 under the Prior Plan and 2.5 shares for every one (1) share that was subject to an award other than an option or stock appreciation right granted after March 1, 2020 under the Prior Plan (the “Absolute Share Limit”). Any shares of Common Stock that are subject to Options or SARs shall be counted against the Absolute Share Limit as one (1) share for every one (1) share granted, and any shares of Common Stock that are subject to Awards other than Options or SARs shall be counted against the Absolute Share Limit as 2.5 shares for every one (1) share granted. Subject to adjustment as provided in Section 12 of the Plan, no more than 20,000,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options. Following the Effective Date, no awards may be granted under the Prior Plan.

2.

This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

3.

Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Plan. Further, except as expressly modified herein, all terms, provisions and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, being authorized by the Board to execute this Amendment in evidence of the adoption of this Amendment by the Board, has executed this Amendment as of the date first written above.

THE WENDY’S COMPANY

By:	/s/ John Min
Name: John Min Title: Chief Legal Officer and Secretary